                                 EXHIBIT 11.1



                             SNYDER OIL CORPORATION
                    COMPUTATION OF NET INCOME (LOSS) PER SHARE
               FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                      (In thousands except per share data)

                                                            Year Ended December 31,
                                                       --------------------------------
                                                          1993       1994       1995
                                                        --------   --------   --------
Income (loss) before extraordinary item                 $22,538    $12,372   $(39,831)
Extraordinary item-early extinguishment of debt          (2,993)       -          -
                                                        --------   --------   --------
Net income (loss)                                        19,545     12,372    (39,831)
Dividends on preferred stock                             (9,100)   (10,806)    (6,210)
                                                        --------   --------   --------
     Net income (loss) available to common              $10,445    $ 1,566   $(46,041)
                                                        ========   ========  =========

Weighted average shares outstanding                      23,096     23,704     30,186
Add common stock equivalents                             10,356     11,706      5,019
                                                        --------   --------  ---------
     Weighted average common stock
      and equivalents outstanding                        33,452     35,410     35,205
                                                        ========   ========   ========

Primary net income (loss) per share:

Income (loss) before extraordinary item                 $   .97    $   .52   $  (1.32)
Extraordinary item-early extinguishment of debt            (.13)       -          -
                                                        --------   --------   --------
Net income (loss)                                           .84        .52      (1.32)
Dividends on preferred stock                               (.39)      (.45)      (.21)
                                                        --------   --------   --------
     Net income (loss) available to common              $   .45    $   .07    $ (1.53)
                                                        ========   ========   ========

Fully diluted net income (loss) per share:

Income (loss) before extraordinary item                 $   .67    $   .35     $(1.13)
Extraordinary item-early extinguishment of debt            (.09)       -          -
                                                        --------   --------   --------
Net income    (loss)                                        .58        .35      (1.13)
Dividends on preferred stock                                -          -          -
                                                        --------   --------   --------
     Net income (loss) available to common              $   .58    $   .35     $(1.13)
                                                        ========   ========   ========
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